UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM 8-K

_____________

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 13, 2011

SuccessFactors, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33755	94-3398453
(Commission File Number)	(IRS Employer Identification No.)

1500 Fashion Island Blvd., Suite 300, San Mateo, CA	94404
(Address of Principal Executive Offices)	(Zip Code)

(650) 645-2000

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

In connection with the appointment of William H. Harris, Jr. to the Board of Directors (the "Board") of SuccessFactors, Inc. (the "Company") as disclosed in this Current Report on Form 8-K, David G. Whorton, a member of the Board of the Company notified the Company of his resignation from the Board, effective as of January 13, 2011.

(d)

On January 13, 2011, the Board of the Company appointed William H. Harris, Jr., to the Board. Mr. Harris joins the Board as a Class I director. Mr. Harris will serve on the Compensation Committee.

In connection with his service as a director, Mr. Harris will receive the Company's standard non-employee director cash and equity compensation. Mr. Harris will receive a $40,000 annual retainer for service as a Board member and $7,500 for service on the Compensation Committee. As a non-employee director, Mr. Harris may elect to receive a fully-vested award of common stock in lieu of the current annual cash retainer. If Mr. Harris makes this election, he will receive shares having a value equal to the cash retainer. If Mr. Harris elects to receive common stock in lieu of the cash retainer, he must so elect at the beginning of the particular year.  The common stock is paid in advance on a quarterly basis, based on the price of the Company's common stock as of the last trading day of each fiscal quarter.

Once appointed to serve on any other committees of the Board, Mr. Harris would also receive a pro rata portion of the annual retainers for service on such committees. Currently each non-chair member of the Audit Committee, the Nominating and Corporate Governance Committee and the Mergers and Acquisition Committee receives annual retainers of $10,000, $5,000 and $7,500, respectively.

In addition, as a non-employee director, Mr. Harris will be granted an initial equity award having an aggregate value of $100,000, with 50% of such equity grant in the form of a stock option and 50% in the form of restricted stock units ("RSUs"). Mr. Harris will also be granted an equity award to cover his service from January 14, 2011 to the Annual Meeting of Stockholders in May 2011. This grant will be based on a total stock value of $66,667, which amount represents the pro-rata portion of the 2011 annual grant value, with 50% of such equity grant in the form of a stock option and 50% in the form of RSUs. Additional equity awards having an aggregate value of $200,000 will automatically be granted to Mr. Harris after each annual meeting of stockholders, with 50% in the form of a stock option and 50% in the form of RSUs.

The number of shares for a stock option award shall be determined by dividing the applicable dollar value of the option grant by the average closing per-share price of the Company's common stock as listed on the NASDAQ Global Select Market ("NASDAQ") for the 20 trading days immediately preceding the effective date of the equity award, and then dividing the result by the Company's Black-Scholes valuation factor for Board of Director stock options, which is currently 34.35%. The result shall be rounded to the nearest whole share.

The number of shares for an RSU award shall be determined by dividing the applicable dollar value of the RSU award by the average closing per-share price of the Company's common stock as listed on NASDAQ for the 20 trading days immediately preceding the effective date of the equity award. The result shall be rounded to the nearest whole share.

Each of the stock options granted to a non-employee director has a maximum term of the earlier of: (1) seven years from the date of grant, or (2) three years after the termination of the non-employee director's termination of service for any reason, and the vesting of the options will accelerate in full in connection with a change of control. All stock options granted to non-employee directors have an exercise price equal to the fair market value of the Company's common stock on the date of grant.

In connection with his appointment, Mr. Harris and the Company entered into the Company's standard form of director Indemnity Agreement. Pursuant to this agreement, subject to the exceptions and limitations provided therein, the Company has agreed to hold harmless and indemnify Mr. Harris to the fullest extent authorized by the Company's certificate of incorporation, bylaws and Delaware law, and against any and all expenses, judgments, fines and settlement amounts actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding arising out of his services as a director. The foregoing description is qualified in its entirety by the full text of the form of Indemnity Agreement, which was filed as Exhibit 10.1 to the Company's Form S-1 Registration Statement filed on July 20, 2007 and which exhibit is incorporated by reference herein.

Mr. Harris is currently the founder and CEO of Personal Capital Corporation, an early-stage financial firm and serves on the boards of directors of several private companies. Mr. Harris has previously served as a director of EarthLink, Inc. from October 2003 through July 2008, Visual Sciences, Inc. from April 2005 through January 2008, RSA Security, Inc. from August 2006 through September 2006, Global Cash Access Holdings, Inc. from April 2005 through August 2007, and Macromedia, Inc. from May 2002 through December 2005. Mr. Harris has also previously served as Chief Executive Officer of PayPal, Inc. from October 1999 through March 2000, as an executive, including President and Chief Executive Officer, of Intuit Inc. from January 1994 through September 1999 and as President of ChipSoft, Inc. from 1991 to 1993. Mr. Harris holds a Bachelor of Arts degree in American Studies from Middlebury College and a Masters in Business Administration from Harvard University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUCCESSFACTORS, INC.

By:	/s/ Hillary B. Smith Hillary B. Smith General Counsel

Date: January 18, 2011